Exhibit 10.1

MM Enterprises USA, LLC

10115 Jefferson Blvd

Culver City, CA 90232

June 29, 2023

Ellen Deutsch

[ * ]

Dear Ellen,

MM Enterprises USA, LLC and MedMen Enterprises, Inc. (collectively “The Company”), is pleased to extend an offer of Full-Time employment to you for the position of Chief Executive Officer. This is a remote location position with travel as needed. This is an exempt position. In your capacity as Chief Executive Officer, you will perform duties and responsibilities that are reasonable and consistent with your position as may be assigned to you from time to time. You will be on the Board of Directors but will receive no associated compensation/fees for sitting on the Board of the Company.

Your estimated start date will be July 5, 2023, with this offer of a one-year contract of employment being conditional upon successful completion of certain requirements, as explained in this letter. Your employment is subject to the terms and conditions set forth in this letter, which override anything communicated to you during your interview or as part of any other communication about your employment with the Company.

The term of your employment shall be for one year from your start date. Your employment term shall automatically renew for successive one-year periods subject to the mutual consent of each party, with a Year 2 base salary increase of 10%.

Compensation

As compensation for your services, you will be paid US$416,000 per annum which you will receive in the amount of US$16,000 per pay period, subject to all withholdings and deductions as required by law and paid on a bi-weekly basis. In addition to your compensation, the Company will also provide the following:

Short Term Equity Incentive

●	Guarantee of US$4,000 in Class B Subordinate Voting Stock (“Shares”) of the Company in compensation for each week you are employed as Chief Executive Officer during the prior fiscal year, to be granted at the end of each fiscal year at the discretion of the Board as a bonus based on an annual review of your performance but no less than such guaranteed amount.

Long Term Equity Incentive

●	Options valued at US$6,000 to acquire Shares (“Options”) for each week you are employed as Chief Executive Officer, to be granted at the beginning of each fiscal quarter, vesting effective as of the end of each such fiscal quarter-end based upon the Company achieving performance metrics that are aligned with the interests of shareholders but no less than such guaranteed amount, and which metrics are to be mutually agreed upon by you and the Board as soon as practical after your date of hire

The number of Shares granted by the Board shall be calculated based upon the dollar value of the award dividend by the trailing 10-day volume weighted average price of the Company’s share trading on the Canadian Securities Exchange (or if traded on any National Securities Exchange, such National Securities Exchange) prior to the date of grant (the “Price”). The number of the Options shall be determined based on the Option value determined using the Black Scholes option pricing model using mutually agreed customary assumptions which shall be consistent with those used for financial reporting purposes, including that the strike price per share of the Options shall be the Price and the Options shall expire ten (10) years from the date of grant. An illustration of such valuation as of the date hereof has been separately provided by the Company prior to the date hereof and separately agreed.

At your election you shall be entitled to exercise your Options on a net basis, such that you will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate exercise price of the Shares being exercised divided by the Price of a Share on the Option exercise date. At your election you shall be entitled to use the same method as set forth in the preceding sentence to satisfy applicable tax withholding obligations with respect to Shares granted under the Short Term Equity Incentive provisions above and in connection with the exercise of Options.

Benefits

You will have unlimited vacation days and are to use your own discretion in this regard. In addition, MedMen provides 6 paid sick days, 11 paid holidays, medical, dental, and vision insurance through Anthem Blue Cross Blue Shield, including an employee/patient discount. Details on these benefits, including eligibility, use, and accrual can be found in the Employee Handbook.

The Company and each of its subsidiaries hereby fully indemnifies you and holds you harmless and agrees to provide you with prompt expense advancement to the fullest extent permitted by applicable law with respect to any costs, expenses (including legal expenses), proceedings, judgements, awards, taxes, or other liabilities of any nature associated with or otherwise related to (x) the Company and its affiliates, including its creditors, debt holders, equity holders and other relationships, and including any liabilities related to or in respect of Section 280E of the Internal Revenue Code or rules and regulations thereunder and any personal liability related thereto, and (y) all officer, director, employee and other positions and capacities you have with respect to the Company and its affiliates or which you accept at their request or suggestion, including any liabilities related to Section 280E of the Internal Revenue Code or rules and regulations thereunder. Without limiting the generality of the foregoing, in addition you will receive a separate customary indemnification agreement relating to your capacity as a member of the Board of the Company. The Company shall procure and maintain (and keep you informed regarding) customary director and officer liability insurance. Each of the shareholders of the Company identified as guarantors on the signature pages hereto hereby irrevocably guarantee the immediate payment when due of all obligations and liabilities of the Company and its subsidiaries under this paragraph and otherwise under this letter, on a joint and several basis, without any presentment or other process requirements or conditions. For the avoidance of doubt, this paragraph shall survive termination of this letter for any reason whatsoever, and shall inure to the benefit of your heirs, successors and assigns.

Adherence to Company Policies. You agree to abide by and will be subject to all applicable employment and other policies of the Company as outlined in the Employee Handbook and elsewhere. This includes our Alcohol & Drug Policy.

Separation of Employment Relationship. You and the Company agree that the company may not end the employment relationship prior to the first anniversary of the start date, provided that you may terminate your employment relationship at any time. Except as provided in the immediately preceding sentence, nothing in this letter or in the Company’s policies or procedures is intended to change the at-will nature of our relationship.

Upon any termination or non-renewal of your employment for any reason, you shall be entitled to the following: (a) all compensation and benefits referred to above for the period through the termination date (pro-rated for all partial periods), (b) no less than the guaranteed amount of Shares for the period through the termination date (pro-rated for all partial periods), and (c) the Options with respect to for the period through the termination date (pro-rated for all partial periods), with all performance metrics deemed satisfied. In the event that the Company terminates your employment or this letter is not renewed, or you terminate or fail to renew your employment due to material breach by the Company or any reduction in your title, duties, authorities or responsibilities, then in addition in each case you shall immediately be provided the Severance Benefits on the date of termination. “Severance Benefits” means all amounts that would be due for an additional period of 120 days (pro-rated for all partial periods) following the termination date, including (a) all compensation and benefits referred to above for such period, including payment by the Company of the premiums due for your medical insurance, (b) no less than the guaranteed amount of Shares for such period, and (c) the Options with respect to such period, with all performance metrics deemed satisfied (and once granted shall be immediately vested).

By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information as possible, including copies of any agreements between you and your current or former employer describing any restrictions on your activities.

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, discuss those questions with your current or former employer before removing or copying any documents or information.

We are excited about the prospect of you joining our team. If you wish to accept this offer, please sign below, and return this letter within three (3) days. This offer is open for you to accept for three (3) days from the date of this letter, at which time it will be deemed to be withdrawn.

The Company will pay or immediately reimburse you for all legal fees in connection with the preparation and negotiation of this letter and any matters related to the Shares or Options.

We look forward to you joining MedMen!

Sincerely

COMPANY:	ACCEPTED:

/s/ Michael Serruya	/s/ Ellen (Deutsch) Harrison
Michael Serruya	Ellen (Deutsch) Harrison
Chairman of the Board	July 1, 2023
MedMen Enterprises, Inc.

GUARANTORS:

/s/ Michael Serruya
Michael Serruya
Chairman of the Board
MedMen Enterprises, Inc.

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